UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

December 30, 2016

Date of Report (Date of earliest event reported)

TPI Composites, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37839	20-1590775
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8501 N. Scottsdale Rd., Gainey Center II, Suite 100, Scottsdale, AZ	85253
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 305-8910

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 30, 2016, TPI Composites, Inc. (the “Company”) entered into an Amended and Restated Financing Agreement (the “Agreement”) by and among the Company, certain of its domestic subsidiaries (collectively, the “Domestic Subsidiaries”), HPS Investment Partners, LLC (“HPS”) as Administrative Agent and Collateral Agent, Capital One, N.A. (“Capital One”) as Revolving Loan Representative and the lenders from time to time party thereto (together, the “Lenders”). The Agreement consists of a four-year term loan facility for an aggregate principal amount of $75.0 million all of which was advanced on December 30, 2016 (the “Term Loan”) and a four-year $25.0 million revolving credit facility (inclusive of a $15.0 million letter of credit subfacility), pursuant to which the Lenders have agreed to make revolving loans available (each a “Revolving Loan” and together with the Term Loan the “Borrowings”). The Company drew down $2.8 million on the revolving credit facility in connection with the closing of the transactions contemplated by the Agreement. The Agreement amends and restates in its entirety the Company’s existing $100.0 million term loan credit facility provided by Highbridge Principal Strategies, LLC as Administrative Agent and Collateral Agent and the lenders from time to time party thereto (the “Existing Financing Agreement”) and reduces the applicable margin used to calculate the interest rate on the Term Loan by 225 basis points. The Existing Financing Agreement was scheduled to mature on August 19, 2018.

The Borrowings under the Agreement bear interest at a variable rate through maturity at LIBOR plus an applicable margin of 5.75%; provided that in no event will the base LIBOR rate be less than 1.00%. Alternatively, the Company may elect to calculate the interest rate for Borrowings as follows: the greater of (a) 3.00% per annum, (b) the federal funds rate plus 0.50% per annum, or (c) the rate of interest publicly announced by JPMorgan Chase Bank, N.A. in New York, New York from time to time as its reference rate, base rate or prime rate, plus, in each case, an applicable margin of 5.75%. Interest is payable either quarterly in arrears or, with respect to loans based upon LIBOR, on the last day of the applicable 1, 2 or 3 month interest period.

The obligations under the Agreement are secured by a lien on substantially all tangible and intangible property of the Company and the Domestic Subsidiaries and by a pledge by the Company and the Domestic Subsidiaries of 65% of the equity of their direct foreign subsidiaries, subject to customary exceptions and exclusions from collateral.

Principal payments on the Term Loan are payable in equal quarterly installments of $937,500 commencing on March 31, 2017, with the outstanding balance of all Borrowings to be repaid on December 30, 2020. If all or any of the Term Loan is prepaid or required to be prepaid under the Agreement, then the Company shall pay, in addition to such prepayment, a prepayment premium equal to (i) 3.00% of the amount of principal prepaid, plus all interest which, absent such prepayment, would have accrued on the principal prepaid through December 30, 2017, if such prepayment occurs prior to December 30, 2017, (ii) 2.00% of the amount of principal prepaid if such prepayment occurs on or after December 30, 2017, but prior to December 30, 2018, (iii) 1.50% of the amount of the principal prepaid if such prepayment occurs on or after December 30, 2018 but prior to December 30, 2019.

The Term Loan was made with a 2.00% original issue discount. The Company has also agreed to reimburse the Lenders for all reasonable out-of-pocket expenses in connection with the Agreement and any amendments or modifications to the Agreement.

The Agreement contains customary affirmative covenants, negative covenants and events of default, as defined in the Agreement, including covenants and restrictions that, among other things, require the Company and its subsidiaries to satisfy certain capital expenditure and other financial covenants, and restricts the ability of the Company and its subsidiaries to incur liens, incur additional indebtedness, enter into joint ventures or partnerships, engage in mergers and acquisitions, engage in asset sales and declare dividends on its capital stock without the prior written consent of the Lenders. A failure to comply with these covenants could permit the Lenders under the Agreement to declare the Borrowings, together with accrued interest and fees, to be immediately due and payable, plus any applicable additional amounts relating to a prepayment or termination, as described above.

The foregoing description of the material terms of the Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, reference to the Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 or as an amendment to this Form 8-K.

Item 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information set forth under Item 1.01 of this current report on Form 8-K is incorporated by reference as if fully set forth herein.

Item 7.01	REGULATION FD DISCLOSURE

On January 6, 2017, the Company issued a press release announcing that it had entered into the Agreement. A copy of the Company’s press release is furnished herewith as Exhibit 99.1 to this current report on Form 8-K and is incorporated by reference herein.

The information in Exhibit 99.1 of this current report on Form 8-K is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in Item 7.01 of this current report on Form 8-K (including Exhibit 99.1) shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

99.1 – Press Release dated January 6, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TPI COMPOSITES, INC.

January 6, 2017	By:	/s/ William E. Siwek
William E. Siwek
Chief Financial Officer